Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2020 EARNINGS

▪	Pretax income of $3.1 million
▪	Net income of $10.8 million, or $0.45 per diluted share, including $8.8 million tax benefit
▪	New contract purchases of $266 million
▪	Early adoption of CECL accounting standard effective January 2020
▪	Pretax charges of $14.0 million related to potential losses from the pandemic

LAS VEGAS, NV, April 15, 2020 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $10.8 million, or $0.45 per diluted share, for its first quarter ended March 31, 2020. For the prior year, in the first quarter of 2019, net income was $1.7 million, or $.07 per diluted share.

Revenues for the first quarter of 2020 were $70.8 million, a decrease of $17.5 million, or 19.8%, compared to $88.2 million for the first quarter of 2019. Total operating expenses for the first quarter of 2020 were $67.7 million compared to $85.6 million for the 2019 period for a decrease of $17.9 million, or 20.9%. Pretax income for the first quarter of 2020 was $3.1 million compared to pretax income of $2.7 million in the first quarter of 2019, an increase of 16.3%.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was passed into law, providing wide ranging economic relief for individuals and businesses. One component of the CARES Act provides the Company with an opportunity to carry back net operating losses (“NOLs”) arising from 2018, 2019 and 2020 to the prior five tax years. The Company has such NOLs reflected on its balance sheet as a portion of deferred tax assets. The Company has previously valued its NOLs at the federal corporate income tax rate of 21%. However, the provisions of the CARES Act provide for NOL carryback claims to be calculated based on a rate of 35%, which was the federal corporate tax rate in effect for the carryback years. Consequently, effective March 31, 2020, the Company has revalued the benefit from its NOLs to reflect a 35% tax rate. The result of the revaluation of NOLs and other tax adjustments is a net tax benefit of $8.8 million, which is reflected in income taxes for the quarter ended March 31, 2020. Without this tax benefit, net income and net income per diluted share for the first quarter of 2020 would have been $2.0 million and $0.08 per share, respectively.

Effective January 1, 2020, the Company adopted Accounting Standards Update 2016-13 - Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments. The amendment introduces a new credit reserving model known as the Current Expected Credit Loss model, generally referred to as CECL. Adoption of CECL required the establishment of an allowance for the remaining expected lifetime credit losses on the portion of the Company’s receivable portfolio that was originated prior to January 2018 (the “legacy portfolio”). To comply with CECL, the Company recorded an addition to its allowance for finance credit losses of $127.0 million. In accordance with the rules for adopting CECL, the offset to the addition to the allowance for finance credit losses was a tax affected reduction to retained earnings using the modified retrospective method.

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Results for the first quarter include two specific charges related to estimated potential impact on credit performance resulting from the pandemic. The Company recorded a $10.4 million mark down to the carrying value of the portion of the receivables portfolio accounted for at fair value. The mark down is reflected as a reduction in revenue for the quarter. The Company also recorded a $3.6 million charge to the provision for credit losses for the legacy portfolio accounted for under CECL. Without the charges related to the pandemic, revenues, total operating expenses and pretax income for the first quarter of 2020 would have been $81.1 million, $64.0 million and $17.1 million respectively.

During the first quarter of 2020, CPS purchased $266.0 million of new contracts compared to $247.5 million during the fourth quarter of 2019 and $243.0 million during the first quarter of 2019. The Company's receivables totaled $2.435 billion as of March 31, 2020, an increase from $2.416 billion as of December 31, 2019 and $2.393 billion as of March 31, 2019.

Annualized net charge-offs for the first quarter of 2020 were 6.99% of the average portfolio as compared to 7.98% for the first quarter of 2019. Delinquencies greater than 30 days (including repossession inventory) were 12.41% of the total portfolio as of March 31, 2020, as compared to 12.12% as of March 31, 2019.

“Our first quarter of 2020 began with optimism which carried through the quarter as we reached our highest volume of new receivables originated since the second quarter of 2016 and improved year over year quarterly pretax earnings for the first time since the fourth quarter of 2015,” reported Charles E. Bradley, Jr., Chairman and Chief Executive officer. “Unfortunately, as the quarter closed the world began to realize the impact and potential harm from the pandemic. We shifted our focus to the safety and well being of our employees while ensuring that we can service our customers and dealers during the challenging times to come.”

Conference Call

CPS announced that it will hold a conference call on Thursday, April 16, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3094613.

A replay of the conference call will be available between April 16 and April 23, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3094613. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

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Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVD-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Revenues:
Interest income	$79,136	$85,845
Mark to finance receivables measured at fair value	(10,350)	–
Other income	1,981	2,385
	70,767	88,230
Expenses:
Employee costs	21,842	19,073
General and administrative	8,669	8,174
Interest	26,991	27,290
Provision for credit losses	3,613	23,956
Other expenses	6,540	7,061
	67,655	85,554
Income before income taxes	3,112	2,676
Income tax expense (benefit)	(7,680)	937
Net income	$10,792	$1,739

Earnings per share:
Basic	$0.48	$0.08
Diluted	$0.45	$0.07

Number of shares used in computing earnings per share:
Basic	22,539	22,242
Diluted	23,879	24,259

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$4,546	$5,295
Restricted cash and equivalents	137,523	135,537
Total cash and cash equivalents	142,069	140,832

Finance receivables	774,476	897,530
Allowance for finance credit losses	(114,073)	(11,640)
Finance receivables, net	660,403	885,890

Finance receivables measured at fair value	1,559,697	1,444,038
Deferred tax assets, net	58,375	15,480
Other assets	47,752	53,009
	$2,468,296	$2,539,249

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$56,932	$47,077
Warehouse lines of credit	141,988	134,791
Residual interest financing	37,913	39,478
Securitization trust debt	2,091,642	2,097,728
Subordinated renewable notes	18,322	17,534
	2,346,797	2,336,608

Shareholders' equity	121,499	202,641
	$2,468,296	$2,539,249

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2020	2019

Contracts purchased	$266.00	$243.03
Contracts securitized	260.00	265.00

Total portfolio balance	$2,435.07	$2,393.17
Average portfolio balance	2,426.20	2,392.21

Allowance for finance credit losses as % of fin. receivables	14.73%	3.59%

Aggregate allowance as % of fin. receivables (1)	17.54%	5.40%

Delinquencies
31+ Days	10.18%	10.39%
Repossession Inventory	2.23%	1.73%
Total Delinquencies and Repo. Inventory	12.41%	12.12%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	10.25%	11.55%
Fair Value portfolio	5.24%	2.61%
Total portfolio	6.99%	7.98%

Recovery rates (2)	36.2%	33.6%

	For the
	Three months ended
	March 31,
	2020		2019
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$79.14	13.0%	$85.85	14.4%
Mark to finance receivables measured at fair value	(10.35)	-1.7%	–	0.0%
Servicing fees and other income	1.98	0.3%	2.39	0.4%
Interest expense	(26.99)	-4.4%	(27.29)	-4.6%
Net interest margin	43.78	7.2%	60.94	10.2%
Provision for credit losses	(3.61)	-0.6%	(23.96)	-4.0%
Risk adjusted margin	40.16	6.6%	36.98	6.2%
Core operating expenses	(37.05)	-6.1%	(34.31)	-5.7%
Pre-tax income	$3.11	0.5%	$2.68	0.4%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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